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                                                                   EXHIBIT 10.23

MEMORANDUM                                              [GRAPHIC GENENCOR]
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DATE:      July 27, 1999

TO:        Wayne Pitcher

FROM:      W. Thomas Mitchell

RE:        Employment Agreement

CC:        Richard J. Ranieri


      As you know we have evaluated the current organization as it relates to the future direction of the Company and will be restructuring Genencor International, Inc. ("GCI" or the "Company"). As a result, you are being offered a position of Senior Advisor with GCI. This memorandum will describe the terms and conditions of your new employment and will constitute an employment agreement ("Agreement") between GCI and you ("Employee").

      a) The term of this agreement will be through December 31, 2000 ("Agreement Period").

      b) You will be required to perform such duties consistent with your new title and position as reasonably assigned by the Chief Executive Officer of GCI. Your employment with GCI will terminate at the end of the Agreement Period with no additional compensation except as outlined below.

      c) You will receive your current base salary of $230,000 through December 31, 2000. These payments will be payable through the normal biweekly payroll and subject to all customary payroll deductions.

      d) If a Variable Pay Plan ("VPP") bonus is awarded for the 1999 performance year, you will receive a cash payment based on your base salary as reflected in section (c) above and the applicable percentage set by the Company as if you remained in your now current position of Senior Vice President, Technology. If a VPP bonus is awarded for the 2000 performance year, your cash payment will be based on 20% of your base salary as reflected in (c) above adjusted up or down in a manner similar to other Senior Vice Presidents based on Company performance. Any payments made for VPP will be made at such time and in the same manner as paid to all US based employees.

      e) In recognition of the circumstances surrounding your new position and continued assistance to GCI, you will participate in a Long Term Bonus Program ("LTBP") based on the future performance of the Company. You will be a participant in this program until December 31, 2003. Your participation in LTBP will be extended to December 31, 2004 if the Company has not completed an Initial Public Offering ("IPO") by December 31, 2003. If employees of GCI are able to

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        retain their then current level of participation in the Equity Value
        Plan ("EVP") replacement plan upon retirement or their voluntary separation by the terms of the EVP replacement plan document, your participation in the LTBP will be extended to the shorter of (1) December 31, 2005 (2 years) or (2) the term specified in the EVP replacement plan for similar circumstances. This extension provision applies only in the case of retirement and voluntary separation and not to other termination provisions set forth in the EVP replacement plan.

        The LTBP will entitle you to a cash payment equal to 80% of the cash value of all stock options (or equivalent) granted (vested or unvested) to the Senior Vice President of Technology. The provisions of the LTBP will be documented in writing to you in a timely fashion following the GCI Board of Directors approval of the plan document for any EVP replacement program. The interpretation of this section e) of this Agreement shall be at the sole discretion of the Chief Executive Officer and shall be binding on all parties. You will not be eligible to participate in any EVP replacement program.

        The provisions of this section (e) will remain in effect regardless of your employment status with GCI or whether you complete the terms of this Agreement except in the case any of the provisions of section (h) of this Agreement shall apply.

   f) The Employee will remain an active participant in the Genencor International, Inc. Employee Retirement Investment Plan ("the Savings Plan") and the Genencor International, Inc. Income Replacement Plan ("the Pension Plan") during the Agreement Period. Additionally, during the Agreement Period, the Employee will remain eligible for all GCI welfare benefits including, but not limited to the health, retiree medical, dental, vision and flexible spending accounts and the current life insurance plans and the GCI contribution to the MetLife Group Universal Life side investment fund.

        Inclusion of the Employee in the above plans is based on the Company's interpretation of eligibility for participation in the plans. It is understood that GCI will do nothing to jeopardize the legal or tax status of these plans but, at the same time, will exercise reasonable efforts to maintain the Employee's participation in such plans. If, at its sole discretion, GCI determines that any such plan is put at risk by your participation in the plan, whether or not due to GCI's action, omission or inaction, your participation will be terminated and GCI's payments to you in lieu will be limited to that which the Company pays on your behalf to maintain these plans. Any such payments, if required, will not be grossed up to cover any applicable taxes. Your service accrual may also be affected at that time. The Company will provide timely notice to you of any such action.

   g) The Employee agrees to remain bound by the previously executed Employee Confidentiality, Non-Disclosure, Non-Competition Agreement; the Invention Disclosure/Assignment Agreement and Form of Confidentiality Agreement, each of which are incorporated herein by reference, and whether employed or not, agrees to execute the Form of Confidentiality Agreement at the direction of the Chief Executive Officer or Board of Directors of GCI to avoid disclosure of confidential information. For the avoidance of doubt, the Employee as a non-


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        officer of the Company shall not be restricted from investing in publicly or privately held entities unless same would violate the Non-Competition Agreement. In addition, it is agreed that the Non-Competition Agreement is hereby amended by deletion of the "2.0 Million U.S. Dollars" thresholds in Section 2 thereof (both instances) and substituting in lieu thereof - 10.0 Million U.S. Dollars - as the sales amount and - 5.0 Million U.S. Dollars - as the internal resource expenditure amount.

   h) This Agreement may be terminated by GCI before the expiration of the term provided if, during the term of this Agreement, the Employee (1) materially violates the provisions of the Agreements listed in section
        g) above or (2) refuses to execute the Form of Confidentiality; (3) is convicted in a court of law of a felony or any crime involving misuse or misappropriation of money or other property of GCI; (4) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of GCI's business interest or in accordance with this Agreement which failure or refusal is not remedied by the Employee within thirty (30) days after notice from GCI's Chief Executive Officer;
        (5) commits an intentional tort against GCI; (6) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude which materially adversely affects the business of GCI; or (7) exhibits immoderate use of alcohol or drugs which, in the opinion of any independent physician, impairs the Employee's ability to perform his duties hereunder (all of the foregoing clauses (1) through (7) constituting reasons of termination "for cause") provided that unsatisfactory business performance of GCI, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for cause hereunder. In the event of such termination for cause, GCI may on ten (10) days notice then terminate the employment of the Employee and, in that event, GCI shall be obligated only to pay the Employee the compensation due him up to the date of termination and all accrued, vested or earned benefits under the applicable benefit plans ending on the date of the Employee's termination.

   i) If the Employee wishes to voluntarily terminate this Agreement or if the Employee accepts employment with another company not in violation of the Employee Confidentiality, Non-Disclosure, Non-Competition Agreement, the Employee's employment with GCI will end on the date of the Employee's resignation. GCI's only obligations will be to continue payment of the base salary through the end of the Agreement Period and to honor the provisions of section (e) above. Participation in all benefit plans, except as required by COBRA, will cease at that time.

        Employment, for the purposes of interpretation of this clause regarding other employment, shall be any paid employment which requires your services for two or more weeks during any four (4) week period. During the Agreement Period, the Employee is required to notify the Chief Executive Officer, in writing, of any paid employment prior to accepting said employment. Failure to provide timely written notice may constitute termination for cause as outlined in section (h) above.


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   j)   After December 31, 2000, the Company will enter into 2 successive one
        (1) year consulting agreements with the Employee. The Employee will be paid a consulting fee of $115,000 per year. The Employee will be required to execute the Company's customary consulting agreement, including revised terms regarding non-compete restrictions which will supersede the Non-Competition Agreement (dated November 11, 1992) and provide up to 40 hours per month consulting with no additional compensation beyond customary out-of-pocket expenses. The existing Non-Competition Agreement will expire on December 31, 2000.

        The foregoing consulting provisions shall be null and void if: the Employee fails to provide the consulting services required upon reasonable and customary requests by the CEO or his designee; the employee voluntarily terminates this Agreement under section (i); or this Agreement is terminated under section (h).

        It is understood by both parties that the Employee is not required to perform any duties except those specifically requested by the Company to receive the specified consulting fee.

   k) This Agreement shall be construed and performed in accordance with the laws of the State of New York.

   l) All notices provided for or permitted to be given pursuant to the Agreement must be in writing. All notices shall be personally delivered or sent by registered mail to GCI or the Employee at the last known permanent residence. Any such notice so sent by mail shall be deemed made or given by mailing.

   m) This agreement contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and GCI and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon GCI until such written modification has been approved in writing by the Chief Executive Officer.

   n) In the event any term or condition contained in this Agreement should be breached by any party and thereafter waived or consented to by the other party, such waiver or consent shall be limited to the particular breach so waived or consented to and shall not be deemed to waive or consent to any other breach occurring prior or subsequent to the breach so waived or consented to.

   o) If any provisions of the Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

   p) The provisions hereof, including without limitation those incorporated herein pursuant to sections (e), (g) and (j) which are to be performed or observed after the termination of this Agreement, and the representations, covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.


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   q)   All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and the respective heirs, executors, and successors in interest; provided, however, that the duties of the Employee hereunder are personal in nature and may not be delegated without a written consent of the Company.

   r) This Agreement, including its existence and the terms thereof, is considered confidential business information by GCI and the Employee agrees for the period of his employment hereunder and for twelve (12) months thereafter not to disclose or describe same or any portion thereof to any other person or entity without the prior written approval of the CEO or his designee. The foregoing confidentiality restriction shall be subject to the same exceptions as set forth in Section 1 of the Confidentiality, Non-Disclosure and Non-Competition Agreement.

   s) The Agreement, and the rights and benefits contained herein, may not be assigned by either party hereto.

   t) Subsequent to your signing of this Agreement you will be asked to review and execute a standard Waiver and Release document. Failure to execute that document will render this Agreement null and void and the terms of your employment with GCI will be governed solely by your existing Employment Agreement.


IN WITNESS WHEREOF, GCI has caused this Agreement to be executed by its President and CEO, and the Employee has hereunto set his hand as of the day and year first above written.


                                      GENENCOR INTERNATIONAL, INC.


                                      By: /s/  W. THOMAS MITCHELL
                                         ------------------------------------
                                             President and CEO



                                      Date:  7/29/99
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                                      By: /s/  WAYNE H. PITCHER
                                         ------------------------------------
                                             Employee



                                      Date:  7/29/99
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